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                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF HANOVER DIRECT, INC.]



                                                  May 13, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                           Re: HANOVER DIRECT, INC.

Ladies and Gentlemen:

         Arthur Andersen LLP ("Andersen") has audited the balance sheets of Hanover Direct, Inc. (the "Company") as of December 29, 2001 and December 30, 2000, and the related consolidated statements of income (loss), shareholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended December 29, 2001 (collectively, the "Financial Statements"). The Financial Statements are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001, which was filed with the Commission on March 28, 2002.

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, the Company has obtained a letter of representation from Andersen that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to the audit.



                                             Very truly yours,

                                             /s/ Edward M. Lambert

                                             Edward M. Lambert
                                             Executive Vice President and
                                             Chief Financial Officer